EXHIBIT 10.1

2017 Long Term Incentive Compensation

Award Agreement

for the Senior Leadership Team under the

Waste Management, Inc. 2014 Stock Incentive Plan

This Award Agreement (this “Agreement”) is entered into effective as of February 28, 2017 (the “Grant Date”), by and between Waste Management, Inc., a Delaware corporation (the “Company”) (together with its Subsidiaries and Affiliates, “WM”), and you (“Employee”). At all times, the Awards under this Agreement are subject to the terms and conditions of the Waste Management, Inc. 2014 Stock Incentive Plan (the “Plan”), this Agreement, and all applicable administrative interpretations and practices. A copy of the Plan is available online at http://visor.wm.com under the Legal tab. Once there, scroll to the bottom of the Legal page, then choose Documents, Stock Incentive Plan and choose “2014 Stock Incentive Plan.” A description of the Plan appears on the same page under “2014 Stock Incentive Plan Prospectus” (the “Prospectus”). Please also see the Company’s Form 10-K included in its most recent Annual Report, available on the Investor Relations page of www.wm.com under Financial Reporting – Annual Reports, for information about the Company. By executing this Agreement, you consent to receipt of the Plan, the Prospectus, and the Annual Reports by electronic access as set forth in this paragraph.

You must execute this Agreement in full, online in accordance with the instructions below, prior to March 31, 2017, in order for this Agreement to become effective. If you do not execute this Agreement by correctly following the instructions below, your Awards may be cancelled.

Important Instructions for Executing this Agreement

If you have previously received a stock-based incentive award, simply log on to www.mywmtotalrewards.com using your My WM Total Rewards user ID and password. If you have forgotten your user ID or password, there are instructions on the site to help you. Under the “My Compensation” section, click on the link to view your grants at the website maintained by the third party stock administrator appointed by the Company. Follow the online instructions and complete all of the steps required to accept the award.

If you are a new Plan participant, you must open a Limited Individual Investor Account (LIIA) before you can accept your awards. This account is separate from any other brokerage account you may have at the third party stock administrator. To open your LIIA, log on to www.mywmtotalrewards.com using your My WM Total Rewards user ID and password. If you have forgotten your user ID or password, there are instructions on the site to help you. Under the “My Compensation” section, click on the link to the secure website maintained by the third party stock administrator appointed by the Company. You may also log in directly at www.benefits.ml.com. Once logged in, follow the prompts to “Open a Brokerage Account”. When you have successfully created your account, follow the online instructions and complete all of the steps required to accept the award.

Performance Share Units

1.	PSU Grant. The Company grants to Employee a Performance Share Unit Award (a “PSU Award”), as provided in the Notice of Long-Term Incentive Award dated February 28, 2017 (the “Notice”). Each Performance Share Unit (“PSU”) is a notational unit of measurement denominated in shares of common stock of the Company, $.01 par value (“Common Stock”).

2.	PSU Metrics.

a.	The “Performance Period” for this PSU Award is the 36-month period beginning January 1, 2017, and ending on December 31, 2019. Vesting and payout of your PSU Award is based upon the level of achievement of the Performance Goals that have been set by the Management Development and Compensation Committee of the Board of Directors of the Company (the “Committee”). The Performance Goals set by the Committee for your PSU Awards are described in paragraph 3 below.

b.	Notwithstanding anything to the contrary in this Agreement, in order to be eligible to receive any payout with respect to the PSU Award, the Committee must certify that the Company has achieved cumulative Pre-Tax Income from Operations (as defined in the 2005 Annual Incentive Plan) that is positive over the Performance Period. In addition, no payout pursuant to your PSU Award shall occur with respect to any shares with a value that exceeds 1.0% of such cumulative Pre-Tax Income from Operations over the Performance Period.

c.	Subject to the requirements set forth in paragraph 2.b. above, the performance measure selected by the Committee to serve as the Performance Goal for half (50%) of your Target PSU Award is Adjusted Free Cash Flow (defined in paragraph 2.d. below). The performance measure selected by the Committee to serve as the Performance Goal for the other half (50%) of your Target PSU Award is Total Shareholder Return Relative to the S&P 500, or “TSR” (as defined in paragraph 2.e. below). To determine the payout (if any) under your PSU Award, the Committee will determine the level of the Performance Goal reached (“Achievement”) and the corresponding payout percentage applicable to each half of your Target PSU Award under paragraph 3 below. The Committee’s determinations, and the related calculations, including the calculation of Adjusted Free Cash Flow and TSR, are made by, and in the sole discretion of, the Committee, and are final and not subject to appeal.

d.	Adjusted Free Cash Flow is the cash flow provided by operating activities of WM for the Performance Period with the following adjustments:

i.	Capital expenditures are excluded;

ii.	Payments related to costs (including legal costs) associated with labor disruptions (e.g., strikes) and actual or potential multiemployer plan withdrawal liability(ies) are excluded as expenditures required as a result of past labor commitments combined with changing economic conditions of the present business climate;

iii.	Strategic acquisition, restructuring, transformation and reorganization costs are excluded in recognition of WM’s goals to increase customer and business base while minimizing operating costs; and

iv.	Cash proceeds from the divestiture of businesses and other assets are included.

The Committee, solely in its discretion, is permitted to make other adjustments to reflect management’s performance consistent with maximizing shareholder value; provided that such other adjustments shall not reduce the Adjusted Free Cash Flow amount.

e.	Total Shareholder Return Relative to the S&P 500 or “TSR” is the percentile performance of the Company as compared to the other S&P 500 Companies for the Performance Period. For these purposes:

i.	S&P 500 Companies means all of the entities listed on the Standard & Poor’s 500 Composite Index, including the Company, on the date which is 30 trading days prior to the commencement of the Performance Period, with the following modifications:

A. except as provided in paragraph 2.e.i.B. below, only those entities that continue to trade throughout the Performance Period without interruption on a National Exchange shall be included; and

B. any such entity that files for bankruptcy (“Bankrupt Peer”) during the Performance Period shall continue to be included.

For these purposes “National Exchange” shall mean a securities exchange that has registered with the SEC under Section 6 of the Securities Exchange Act of 1934.

ii.	Total Shareholder Return is the result of dividing (1) the sum of the cumulative value of an entity’s dividends for the Performance Period, plus the entity’s Ending Price, minus the Beginning Price, by (2) the Beginning Price. For purposes of determining the cumulative value of an entity’s dividends during the Performance Period, it will be assumed that all dividends declared and paid with respect to a particular entity during the Performance Period were reinvested in such entity at the ex-dividend date, using the closing price on such date. The aggregate shares, or fractional shares thereof, that will be assumed to be purchased as part of the reinvestment calculation will be multiplied by the Ending Price to determine the cumulative value of an entity’s dividends for the Performance Period. For these purposes:

A.	Price is the per share closing price, as reported by the Bloomberg L.P. (or any other publicly available reporting service that the Committee may designate from time to time) of a share or share equivalent on the applicable stock exchange.

B.	Beginning Price is the average Price for the period of 20 trading days immediately preceding the first day of the Performance Period.

C.	Ending Price is the average Price for the period of 20 trading days immediately preceding and including the final day of the Performance Period.

D.	Bankrupt Peer: Notwithstanding anything in the foregoing to the contrary, any Bankrupt Peer shall have a Total Shareholder return of negative one hundred percent (-100%).

iii.	Relative TSR Percentile Rank is the percentile performance of the Company as compared to the S&P 500 Companies. Relative TSR Percentile Rank is determined by ranking the Company and all other S&P 500 Companies according to their respective Total Shareholder Return for the Performance Period. The ranking is in order from minimum-to-maximum, with the lowest performing entity assigned a rank of one. The Company’s ranking is then divided by the total number of entities within the S&P 500 Companies to get the Relative TSR Percentile Rank.

3.	PSU Payout Percentage.

a.	The Performance Goals are the levels of performance set by the Committee on the Grant Date with respect to each measure of performance.

b.	The “Target PSU Award” for this Agreement is based on the target number of PSUs granted by the Committee and announced in the Notice. If Achievement falls between two levels of Achievement, the resulting payout percentage will be straight–line interpolated (rounding to the nearest 0.1 percent) between the payout percentages for those two levels of Achievement.

Achievement Levels and Corresponding Payouts for PSUs Dependent on Adjusted Cash Flow Performance Measure

Level of Achievement	Adjusted Free Cash Flow Over the Performance Period	Payout Percentage for the applicable half of your Target PSU Award
Threshold Performance (the minimum level of Achievement to qualify for any payout of the Adjusted Free Cash Flow half of your Target PSU Award.)	$4.566 billion	60% of Target PSU Award
Target Performance (the level of Achievement to qualify for 100% payout of the Adjusted Free Cash Flow half of your Target PSU Award.)	$4.951 billion	100% of Target PSU Award
Maximum Performance (the maximum level of Achievement that results in an increased number of PSUs paid out under the Adjusted Free Cash Flow half of your Target PSU Award.)	$5.336 billion	200% of Target PSU Award

Achievement Levels and Corresponding Payouts for PSUs Dependent on TSR

Total Shareholder Return Relative to the S&P 500 over the Performance Period
Level of Achievement	Relative TSR Percentile Rank	Payout Percentage for the applicable half of your Target PSU Award
Threshold Performance (the minimum level of Achievement to qualify for any payout of the TSR half of your Target PSU Award.)	25th percentile	50% of Target PSU Award
Target Performance (the level of Achievement to qualify for 100% payout of the TSR half of your Target PSU Award.)	50th percentile	100% of Target PSU Award
Maximum Performance (the maximum level of Achievement that results in an increased number of PSUs paid out under the TSR half of your Target PSU Award.)	75th percentile	200% of Target PSU Award

4.	Timing and Form of Payment of PSU Award. After the close of the Performance Period, the Committee will certify (with respect to each portion of your Target PSU Award relating to the separate Performance Goals) Achievement and determine the corresponding payout percentage of the PSU Award by multiplying the applicable half of the PSU Award by the applicable payout percentage. The results will sum to the total number of shares of Common Stock that you are entitled to receive (the “PSU Awarded Shares”). Unless you have a valid Deferral Election in place for your PSU Award (see paragraph 8 under “Important Award Details” for further information on permitted deferrals), the Company will deliver the PSU Awarded Shares and payment of the corresponding Dividend Equivalents (as defined in paragraph 7 under “Important Award Details”) as soon as administratively feasible (and no later than 74 days after the end of the Performance Period) after the Committee’s certification and determination.

Stock Options

1.	Stock Option Grant. The Company grants to Employee a stock option award (the “Stock Option Award”) for the number of shares (“Stock Options”) of Common Stock provided in the Notice. This Stock Option Award grants Employee the right to purchase shares of Common Stock at the Grant Price. The “Grant Price” is the Fair Market Value (as defined in the Plan) of a share of Common Stock on the Grant Date.

2.	Term. Notwithstanding any other provisions of this Agreement, the maximum term of the Stock Option Award is the 10th anniversary of the Grant Date.

3.	Right to Exercise. Provided Employee remains employed by WM continuously through the applicable exercise dates, the Stock Option Award is exercisable as follows:

Exercise Date	Cumulative Percentage of Stock Option Award Exercisable
Prior to the first anniversary of the Grant Date	0%
On or after the first anniversary of the Grant Date	25%
On or after the second anniversary of the Grant Date	50%
On or after the third anniversary of the Grant Date	100%

4.	Manner of Exercise. In order to exercise all or a portion of the Stock Option Award, Employee must contact (either by phone or online) the third-party stock plan administrator designated by the Company and follow the procedures established by the Company for exercising a Stock Option Award.

5.	Payment of Grant Price. The Grant Price is payable in full to the Company either (a) in cash or its equivalent; (b) by tendering previously acquired shares of Common Stock held for at least six months and with an aggregate fair market value at the time of exercise equal to the aggregate Grant Price; (c) to the extent Employee is an executive officer at the time of exercise, by withholding shares of Common Stock that otherwise would be acquired pursuant to the Stock Option Award; or (d) any combination of the foregoing. The Grant Price may also be paid by cashless exercise through delivery of irrevocable instructions to a broker to promptly deliver to the Company the amount of proceeds from a sale of shares having fair market value equal to the Grant Price, provided that such instructions are delivered by no later than the close of the New York Stock Exchange on the last Trading Day prior to the 10th anniversary of the Grant Date. Payment by cashless exercise shall not be considered to have occurred until the broker has issued confirmation of the transaction. For these purposes, Trading Day means a day on which the New York Stock Exchange is open for trading for its regular trading sessions.

Important Award Details

Your Awards under this Agreement are subject to important terms and conditions set forth below. Please read them carefully and seek advice from your own legal and tax advisors before executing this Agreement.

1.	Death or Disability. Upon Employee’s death or disability (as determined by the Committee and within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended, and the Treasury Regulations issued thereunder (“Section 409A”) and specifically Section 409A(a)(2)(C) (“Disability”)), Employee (or in the case of Employee’s death, Employee’s beneficiary) shall be entitled to:

a.	receive the PSU Awarded Shares and related Dividend Equivalents that Employee would have been entitled to under this Agreement if Employee had remained employed until the last day of the Performance Period and determined based upon actual Achievement through the end of the Performance Period, which shall be paid to no later than 74 days following the end of the Performance Period; and

b.	exercise all Stock Options outstanding under the Stock Option Award (whether or not previously exercisable) for one year following such event. Provided however, if Employee was eligible for Retirement (as defined in paragraph 2.c.i. below) at the time of his death or Disability, the Stock Option Award will remain exercisable for three years following the date of such event.

2.	Treatment of PSU Award Upon Retirement or Involuntary Termination of Employment Without Cause by WM.

a.	Upon an involuntary Termination of Employment by WM without Cause (as defined in paragraph 6.c.iii. below) or upon Employee’s Retirement, Employee shall be entitled to receive the PSU Awarded Shares and related Dividend Equivalents that Employee would have been entitled to under this Agreement if Employee had remained employed until the last day of the Performance Period and determined based upon actual Achievement through the end of the Performance Period multiplied by the fraction which has as its numerator the total number of days that Employee was employed by WM during the Performance Period and has as its denominator 1095 (which amount shall be issued and paid no later than 74 days following the end of the Performance Period).

b.	In the event Employee is employed by a subsidiary of the Company that is sold by the Company in a transaction (i) that would not constitute a Change in Control of the Company within the meaning of paragraph 6.c.i. below, but (ii) that would constitute a Change in Control of the subsidiary within the meaning of paragraph 6.c.i. with the subsidiary substituted for Company thereunder, such transaction shall be deemed to constitute an involuntary Termination of Employment by WM without Cause for purposes of this paragraph 2 as of the effective date of such Transaction.

c.	The following terms shall have the meanings set forth below for purposes of this Agreement:

i.	Retirement means Termination of Employment due to the voluntary resignation of employment by Employee, after Employee (1) has reached age 55 or greater; (2) has a sum of age plus years of Service (as defined in paragraph ii. below) with WM equal to 65 or greater; and (3) has completed at least 5 consecutive full years of Service with WM during the 5 year period immediately preceding the resignation.

ii.	Service is measured from Employee’s original date of hire by WM, except as provided below. In the case of a break of employment by Employee from WM of one year or more in length, Employee’s service before the break of employment is not considered Service. Service with an entity acquired by WM is considered Service so long as Employee remained continuously employed with such predecessor company(ies) and WM. In the case of a break of employment between a predecessor company and WM of any length, Employee’s Service shall be measured from the original date of hire by WM and shall not include any service with any predecessor company.

3.	Treatment of Stock Option Award upon Involuntary Termination; Resignation; Retirement.

a.	Involuntary Termination of Employment Without Cause or Resignation by Employee. Upon an involuntary Termination of Employment without Cause by WM or a Termination of Employment due to a voluntary resignation by Employee that is accepted by WM that is not a Retirement (as defined above), for a period of 90 days following such Termination of Employment, Employee shall be entitled to exercise all of the Stock Options then outstanding and exercisable under the Stock Option Award. Any Stock Options that are not outstanding and exercisable shall be forfeited.

b.	Retirement. Upon Employee’s Retirement, the Stock Option Award shall continue to become exercisable under the applicable exercise schedule for three years following Employee’s Retirement and once exercisable shall remain exercisable for the three-year period following Employee’s Retirement.

4.	Termination of Employment for Other Reasons.

a.	PSU Award in the Event of Involuntary Termination with Cause or Resignation by Employee. Except as provided in paragraphs 1 through 2 above and 6 below, Employee must be an employee of WM continuously from the Grant Date through the close of business on last day of the Performance Period to be entitled to receive payment of any PSU Award. Upon Termination of Employment on or before December 31, 2019, for any reason other than any termination that would qualify Employee for payout under paragraphs 1 through 2 above and 6 below, Employee shall immediately forfeit the PSU Award and any related Dividend Equivalents without payment of any consideration by WM.

b.	Stock Option Award in the Event of Involuntary Termination with Cause. Upon Termination of Employment by WM with Cause, Employee shall forfeit all Stock Options under the Stock Option Award, whether or not exercisable, without the payment of any consideration by WM.

5.	Repayment of Award in the Event of Misconduct.

a.	Overriding any other inconsistent terms of this Agreement, if the Committee, in its sole discretion, determines that Employee either engaged in or benefited from Misconduct (as defined below), then, to the fullest extent permitted by law, Employee shall refund and pay to WM any Common Stock and/or amounts (including Dividend Equivalents), plus interest, received by Employee under this Agreement. Misconduct means any act or failure to act by any employee of WM that (i) caused or was intended to cause a violation of WM’s policies or the WM code of conduct, generally accepted accounting principles or any applicable laws in effect at the time of the act or failure to act in question and that (ii) materially increased the value of the payment or Award received by Employee under this Agreement. The Committee may, in its sole discretion, delegate the determination of Misconduct to an independent third party (either a law firm or an accounting firm, hereinafter referred to as Independent Third Party) appointed by the Committee.

b.	Following a determination of Misconduct by Employee, Employee may dispute such determination pursuant to binding arbitration as set forth in paragraph 18 under “General Terms” provided, however, that if Employee is determined to have benefited from, but not engaged in, Misconduct, Employee will have no right to dispute such determination and such determination shall be conclusive and binding.

c.	WM must initiate recovery pursuant to this paragraph 5 by the earliest of (i) one year after discovery of alleged Misconduct, or (ii) the second anniversary of Employee’s Termination of Employment.

d.	The provisions of this paragraph 5, without any implication as to any other provision of this Agreement, shall survive the expiration or termination of this Agreement and Employee’s employment.

6.	Acceleration upon Change in Control. Overriding any other inconsistent terms of this Agreement:

a.	PSU Award. If there is a Change in Control (as defined in paragraph 6.c.i. below) before the close of the Performance Period, Employee is entitled to receive both i. and ii., as follows:

i.	For each half of the PSU Award, the result of an equation with a numerator of

(x)	the respective number of PSUs Employee would have otherwise received based upon achievement of the applicable Performance Goal after reducing the Performance Period so that it ends on the last day of the quarter preceding the Change in Control (the “Early Measurement Date”) and, for the Adjusted Free Cash Flow half of the PSU Award, after adjusting the Threshold, Target and Maximum Achievement Levels to reflect budgeted performance in the shorter Performance Period, multiplied by

(y)	a fraction equal to (1) the number of days occurring between the beginning of the Performance Period and the Early Measurement Date (including the Early Measurement Date) divided by (2) 1095.

Payout of the PSUs shall be an immediate cash payment (in all events paid within 74 days following the Change in Control) equal to the number of PSUs earned under this paragraph 6.a. multiplied by the closing stock price of the Common Stock on the Early Measurement Date and will be accompanied by a cash payment of the associated Dividend Equivalents through the Early Measurement Date; and

ii.	As a substitute award for the lost opportunity to continue to earn PSUs for the entire length of the original Performance Period:

1.	If the successor entity is a publicly traded company as of the Early Measurement Date, an award of restricted stock units in the successor entity equal to the number of shares of common stock of the successor entity that could have been purchased on the Early Measurement Date with an amount of cash equal to the quotient obtained from the following equation:

TAP X (1095 – EMD) x CP

1095

where

TAP is the number of PSUs represented by the Target PSU Award;

EMD is the number of days during the Performance Period which occur prior to and including the Early Measurement Date; and

CP is the closing price of a share of Common Stock of the Company on the Early Measurement Date.

Any restricted stock units in the successor entity awarded under this paragraph 6.a.ii.1. will vest completely on December 31, 2019 (and be paid within 74 days thereof), provided that Employee remains continuously employed with the successor entity until then. Provided however, in the event of Employee’s involuntary Termination of Employment without Cause during the Window Period (as defined in paragraph c.iv. below), or upon Employee’s Retirement, death or Disability, Employee shall become immediately vested in full in the restricted stock units in the successor entity awarded pursuant to this paragraph 6.a.ii.1 and paid (i) in the case of death or Disability, within 74 days of such time or (ii) in the case of Retirement or involuntary Termination of Employment without Cause, within 74 days following December 31, 2019.

2.	If the successor entity is not a publicly traded company as of the Early Measurement Date, an amount of cash equal to the quotient obtained from the equation in paragraph 6.a.ii.1. above.

Any cash payment awarded under this paragraph 6.a.ii.2. will be paid to Employee as soon as administratively feasible (and no later than 74 days) following December 31, 2019, provided that Employee remains continuously employed with the successor entity until such date. Provided however, in the event of Employee’s involuntary Termination of Employment without Cause during the Window Period or upon Employee’s Retirement, death or Disability, Employee shall become vested and be paid such cash payment by the successor entity (i) in the case of death or Disability, within 74 days of such time or (ii) in the case of Retirement or involuntary Termination of Employment without Cause, within 74 days following December 31, 2019.

b.	Stock Option Award. In the event of Employee’s involuntary Termination of Employment without Cause or Termination of Employment due to a resignation by Employee for Good Reason that, in either case, occurs on or before the second anniversary of a Change in Control, the Stock Option Award shall become exercisable immediately (whether or not previously exercisable) and shall remain exercisable for the three year period following such Termination of Employment. For this purpose, “Good Reason” has the same meaning determined by Employee’s written employment agreement in effect on the Grant Date. In the event there is no such agreement or definition, then Good Reason means the initial existence of one or more of the following conditions, arising without the consent of the Employee: (1) a material diminution in Employee’s base compensation; (2) a material diminution in Employee’s authority, duties, or responsibilities, so as to effectively cause Employee to no longer be performing the duties of his position; (3) a material diminution in the authority, duties, or responsibilities of the supervisor to whom Employee is required to report.

c.	The following terms shall have the meanings set forth below for purposes of this Agreement:

i.	Change in Control means the first to occur of any of the following:

1.	any Person, or Persons acting as a group (within the meaning of Section 409A), acquires, directly or indirectly, including by purchase, merger, consolidation or otherwise, ownership of securities of the Company that, together with securities held by such Person or Persons, represents fifty percent (50%) or more of the total voting power or total fair market value of the Company’s then outstanding securities;

2.	any Person, or Persons acting as a group (within the meaning of Section 409A), acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such Person or Persons), directly or indirectly, including by purchase, merger, consolidation or otherwise, ownership of securities of the Company that represents thirty percent (30%) or more of the total voting power of the Company’s then outstanding voting securities;

3.	the following individuals cease for any reason to constitute a majority of the number of directors then serving: individuals who, at the Grant Date, constitute the Board of Directors of the Company (the “Board”) and any new director (other than a director whose initial assumption of office is in connection with an actual or threatened election contest, including but not limited to a consent solicitation, relating to the election of directors of the Company) whose appointment or election by the Board or nomination for election by the Company’s stockholders was approved or recommended by a vote of at least a majority of the directors before the date of such appointment or election or whose appointment, election or nomination for election was previously so approved or recommended; or

4.	the stockholders of the Company approve a plan of complete liquidation of the Company and such liquidation is actually commenced or there is consummated an agreement for the sale or disposition by the Company of all or substantially all of the Company’s assets (or any transaction having a similar effect), other than a sale or disposition by the Company of all or substantially all of the Company’s assets to an entity, at least fifty percent (50%) of the combined voting power of the voting securities of which are owned by stockholders of the Company in substantially the same proportions as their ownership of the Company immediately prior to such sale. For purposes hereof, a “sale or other disposition by the Company of all or substantially all of the Company’s assets” will not be deemed to have occurred if the sale involves assets having a total gross fair market value of less than forty percent (40%) of the total gross fair market value of all assets of the Company immediately prior to such sale;

provided, in each of cases 1 through 4, that in the event the award or portion of the award is determined to constitute a non-exempt “deferral of compensation” pursuant to Section 409A, to the extent necessary to avoid the imposition of any penalties or additional tax under Section 409A, with respect to such award or portion of award the Change of Control event must also constitute a “change in the ownership of a corporation,” a “change in the effective control of a corporation,” or a “change in the ownership of a substantial portion of a corporation’s assets,” in each case, within the meaning of Section 409A.

For purposes of this definition, the following terms shall have the following meanings:

(A) “Exchange Act” means the Securities and Exchange Act of 1934, as amended from time to time; and

(B) “Person” shall have the meaning set forth in Section 3(a)(9) of the Exchange Act, as modified and used in Sections 13(d) and 14(d) thereof, except that such term shall not include (1) the Company, (2) a trustee or other fiduciary holding securities under an employee benefit plan of the Company, (3) an employee benefit plan of the Company, (4) an underwriter temporarily holding securities pursuant to an offering of such securities or (5) a corporation owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of shares of Common Stock.

ii.	Termination of Employment means the termination of Employee’s employment or other service relationship with WM as determined by the Committee. Temporary absences from employment because of illness, vacation or leave of absence and transfers among the Company and its Subsidiaries and Affiliates will not be considered a Termination of Employment. Any question as to whether and when there has been a Termination of Employment, and the cause of such termination, shall be determined by and in the sole discretion of the Committee and such determination shall be final.

iii.

Cause means any of the following: (1) willful or deliberate and continual refusal to materially perform Employee’s duties reasonably requested by WM after receipt of written notice to Employee of such failure to perform, specifying such failure (other than as a result of Employee’s sickness, illness, injury, death or disability) and Employee fails to cure such nonperformance within ten (10) days of receipt of said written notice; (2) breach of any statutory or common law duty of loyalty to WM; (3) Employee has been convicted of, or pleaded nolo contendre to, any felony; (4) Employee willfully or intentionally caused material injury to WM, its property, or its assets; (5) Employee disclosed to unauthorized person(s) proprietary or confidential information of WM that causes a material injury to WM; (6) any material violation or a repeated and willful violation of WM’s policies or procedures, including but not limited to, WM’s Code of Business Conduct and Ethics (or any successor policy) then in effect.

iv.	Window Period means the period beginning on the date occurring six (6) months immediately prior to the date on which a Change in Control first occurs and ending on the second anniversary of the date on which a Change in Control occurs.

7.	Dividend Equivalents on PSUs. Dividend Equivalents mean an amount of cash equal to all dividends and distributions (or their economic equivalent) that are payable by the Company on one share of Common Stock to the stockholders of record. The Company will pay Dividend Equivalents with respect to the PSUs when (i) the Performance Period has ended; (ii) Employee has vested in the Award; and (iii) the PSU Awarded Shares have been certified by the Committee based on actual Achievement during the Performance Period (or otherwise determined pursuant to paragraph 6.a.i. above). As soon as administratively feasible after these events (and no later than 74 days following the end of the Performance Period), the Company will pay Employee a lump-sum cash amount for PSU Award Dividend Equivalents based on the number of PSU Awarded Shares multiplied by the per share quarterly dividend payments made to stockholders of the Company’s Common Stock during the Performance Period (without any interest or compounding). Any accumulated and unpaid Dividend Equivalents attributable to PSUs that are cancelled or forfeited will not be paid and are immediately forfeited upon cancellation of the PSUs.

8.	Deferral Elections.

a.	The Committee may establish procedures for Employee to elect to defer, until a time or times later than the vesting of PSU Awards, receipt of all or a portion of the shares of Common Stock deliverable under the Awards. Any such deferral election (“Deferral Election”) must be under the terms and conditions determined in the sole discretion of the Committee (or its designee) and the Waste Management, Inc. 409A Deferral Savings Plan, As Amended and Restated Effective January 1, 2014 and as further amended, restated or supplemented from time to time (the “WM 409A Plan”). The Committee further retains the authority and discretion to modify and/or terminate existing Deferral Elections, procedures and distribution options. Common Stock subject to a Deferral Election does not confer any shareholder rights to Employee unless and until the date the deferral expires and certificates representing such shares are delivered to Employee.

b.	No deferrals of Dividend Equivalents are permitted. In the event shares of Common Stock received upon vesting of PSU Awards are deferred pursuant to a valid Deferral Election, then the Company will pay Dividend Equivalents to Employee in cash on such deferred shares of Common Stock, as soon as administratively feasible following the payment of such dividends to stockholders of record.

c.	If the Committee permits deferral of the PSU Awards under this Agreement, then each provision of this Agreement shall be interpreted to permit deferral only (i) in accordance with the terms of the WM 409A Plan and (ii) as allowed in compliance with Section 409A. Any provision that would conflict with such requirements is not valid or enforceable. Employee acknowledges, without limitation, and consents that the application of Section 409A to this Agreement may require additional delay of payments otherwise payable under this Agreement or the WM 409A Plan. Employee and the Company agree to execute any instruments and take any action as reasonably may be necessary to comply with Section 409A.

General Terms

1.	Restrictions on Transfer.

a.	Absent prior written consent of the Committee, Awards may not be sold, assigned, transferred, pledged or otherwise encumbered, whether voluntarily or involuntarily, by operation of law or otherwise, other than pursuant to a domestic relations order; provided, however, that the transfer of any shares of Common Stock issued under the Awards shall not be restricted by virtue of this Agreement once such shares have been paid out.

b.	Consistent with paragraph 1.a. above and except as provided in paragraph 3. below, no right or benefit under this Agreement shall be subject to transfer, anticipation, alienation, sale, assignment, pledge, encumbrance or charge, whether voluntary, involuntary, by operation of law or otherwise, and any attempt to transfer, anticipate, alienate, sell, assign, pledge, encumber or charge the same shall be void. No right or benefit hereunder shall in any manner be liable for or subject to any debts, contracts, liabilities or torts of the person entitled to such benefits. If Employee or his Beneficiary shall attempt to transfer, anticipate, alienate, assign, sell, pledge, encumber or charge any right or benefit hereunder (other than pursuant to a domestic relations order), or if any creditor shall attempt to subject the same to a writ of garnishment, attachment, execution sequestration, or any other form of process or involuntary lien or seizure, then such attempt shall have no effect and shall be void.

2.	Fractional Shares. No fractional shares of Common Stock will be issued under the Plan or this Agreement.

3.	Withholding Tax. Employee agrees that Employee is responsible for federal, state and local tax consequences associated with the Awards (and any associated Dividend Equivalents) under this Agreement. Upon the occurrence of a taxable event with respect to any Award under this Agreement, Employee shall deliver to WM at such time, (i) such amount of money or shares of Common Stock earned or owned by Employee or (ii) if employee is an executive officer at the time of such tax event and so elects, shares deliverable to Employee at such time pursuant to the applicable Award, in each case, as WM may require to meet its obligation under applicable tax laws or regulations, and, if Employee fails to do so, WM is authorized to withhold from any shares of Common Stock deliverable to Employee, cash, or other form of remuneration then or thereafter payable to Employee, any tax required to be withheld.

4.	Compliance with Securities Laws. WM is not required to deliver any shares of Common Stock under this Agreement, if, in the opinion of counsel for the Company, such issuance would violate the Securities Act of 1933 or any other applicable federal or state securities laws or regulations. Prior to the issuance of any shares, WM may require Employee (or Employee’s legal representative upon Employee’s death or disability) to enter into such written representations, warranties and agreements as WM may reasonably request in order to comply with applicable laws, including an agreement (in such form as the Committee may specify) under which Employee represents that the shares of Common Stock acquired under an Award are being acquired for investment and not with a view to sale or distribution.

Further, WM may postpone issuing and/or delivering any Common Stock for so long as WM, in its complete and sole discretion, reasonably determines is necessary to satisfy any of the following conditions: (a) the Company completing or amending any securities registration or qualification of the Common Stock, (b) receipt of proof satisfactory to WM that a person seeking to exercise the Award after the Employee’s death is entitled to do so; (c) establishment of Employee’s compliance with any necessary representations or terms and conditions of the Plan or this Agreement, or (d) compliance with any federal, state, or local tax withholding obligations.

5.	Employee to Have no Rights as a Stockholder. Employee shall have no rights as a stockholder with respect to any shares of Common Stock subject to this Award prior to the date on which Employee is recorded as the holder of such shares of Common Stock on the records of the Company, including no right to dividends declared on the Common Stock underlying the Award. Notwithstanding the foregoing, Dividend Equivalents shall be paid to Employee in accordance with and subject to the terms of paragraph 7 under “Important Award Details.”

6.	Successors and Assigns. This Agreement shall bind and inure to the benefit of and be enforceable by Employee, WM and their respective permitted successors or assigns (including personal representatives, heirs and legatees), except that Employee may not assign any rights or obligations under this Agreement except to the extent, and in the manner, expressly permitted herein. The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume expressly and agree to perform this Agreement in the same manner and to the same extent that WM would be required to perform it if no such succession had taken place, except as otherwise expressly provided in paragraph 6.b. under “Important Award Details.”

7.	Limitation of Rights. Nothing in this Agreement or the Plan may be construed to:

a.	give Employee any right to be awarded any further Awards other than in the sole discretion of the Committee;

b.	give Employee or any other person any interest in any fund or in any specified asset or assets of WM (other than the Awards made by this Agreement, the related Dividend Equivalents awarded under this Agreement, and any Common Stock issuable under the terms and conditions of such Awards); or

c.	confer upon Employee the right to continue in the employment or service of WM.

8.	Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Texas, without reference to principles of conflict of laws.

9.	Severability/Entire Agreement. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.

a.	Employee understands and agrees that the Awards granted under this Agreement are granted under the authority of the Plan and these Awards and this Agreement are in all ways governed by the terms and conditions of the Plan and its administrative practices and interpretations. Any inconsistency between the Agreement and the Plan shall be resolved in favor of the Plan. Employee also agrees the terms and conditions of the Plan, this Agreement and related administrative practices and interpretations control, even if there is a conflict with any other terms and conditions in any employment agreement or in any prior awards. Without limiting the generality of the foregoing, as a condition to receipt of this Award, Employee agrees that the provisions relating to vesting and/or forfeiture of this Award upon a Termination of Employment set forth in this Agreement supersede and replace any provisions relating to vesting of the Award upon termination or other event set forth in any employment agreement, offer letter or similar document.

b.	Employee understands and agrees that he or she is to consult with and rely upon only Employee’s own tax, legal, and financial advisors regarding the consequences and risks of this Agreement and the awards made under this Agreement.

c.	Except as provided in paragraph 13 below, this Agreement may not be amended except in writing (including by electronic writing) signed by all the parties to this Agreement (or their respective successors and legal representatives). The captions are not a part of the Agreement and for that reason shall have no force or effect.

10.	No Waiver. In the event the Employee or WM fails to insist on strict compliance with any term or condition of this Agreement or fails to assert any right under this Agreement, such failure is not a waiver of that term, condition or right.

11.	Covenant Requirement Essential Part of Award. An overriding condition (even if any other provision of the Plan and this Agreement are conflicting) for Employee to receive any benefit from or payment of any Award under this Agreement, is that Employee must also have entered into an agreement containing restrictive covenants concerning limitations on Employee’s behavior following termination of employment that is satisfactory to WM.

12.	Definitions. If not defined in this Agreement, capitalized terms have the meanings set forth in the Plan.

13.	Compliance with Section 409A. Both WM and Employee intend that this Agreement not result in unfavorable tax consequences to Employee under Section 409A. Accordingly, Employee consents to any amendment of this Agreement WM may reasonably make consistent to achieve that intention and WM may, disregarding any other provision in this Agreement to the contrary, unilaterally execute such amendment to this Agreement. WM shall promptly provide, or make available to, Employee a copy of any such amendment. WM agrees to make any such amendments to preserve the intended benefits to the Employee to the maximum extent possible. This paragraph does not create an obligation on the part of WM to modify this Agreement and does not guarantee that the amounts or benefits owed under the Agreement will not be subject to interest and penalties under Section 409A. Each cash and/or stock payment and/or benefit provided under the Plan and this Agreement and/or pursuant to the terms of WM’s benefit plans, programs and policies shall be considered a separate payment for purposes of Section 409A. Notwithstanding the foregoing, it is intended that Stock Option Awards not be subject to Section 409A. For purposes of Section 409A, to the extent that Employee is a “specified employee” within the meaning of the Treasury Regulations issued pursuant to Section 409A as of Employee’s separation from service and to the limited extent necessary to avoid the imputation of any tax, penalty or interest pursuant to Section 409A, notwithstanding anything to the contrary in this Agreement, no amount which is subject to Section 409A of the Code and is payable on account of Employee’s separation from service shall be paid to Employee before the date (the “Delayed Payment Date”) which is the first day of the seventh month after the Employee’s separation from service or, if earlier, the date of the Employee’s death following such separation from service. All such amounts that would, but for the immediately preceding sentence, become payable prior to the Delayed Payment Date will be accumulated and paid without interest on the Delayed Payment Date.

14.	Use of Personal Data. Employee agrees to the collection, use, processing and transfer of certain personal data, including name, salary, nationality, job title, position, social security number (or other tax identification number) and details of all past Awards and current Awards outstanding under the Plan (“Data”), for the purpose of managing and administering the Plan. Employee is not obliged to consent to such collection, use, processing and transfer of personal data, but a refusal to provide such consent may affect the ability to participate in the Plan. WM may transfer Data among themselves or to third parties as necessary for the purpose of implementation, administration and management of the Plan. These various recipients of Data may be located throughout the world. Employee authorizes these various recipients of Data to receive, possess, use, retain and transfer the Data, in electronic or other form, for the purposes of implementing, administering and managing the Plan. Employee may, at any time, review Data with respect to Employee and require any necessary amendments to such Data. Employee may withdraw his or her consent to use Data herein by notifying WM in writing (according to the provisions of paragraph 15 below); however, Employee understands that by withdrawing his or her consent to use Data, Employee may affect his or her ability to participate in the Plan.

15.	Notices. Any notice given by one party under this Agreement to the other shall be in writing and may be delivered personally or by mail, postage prepaid, addressed to the Secretary of the Company, at its then corporate headquarters, and Employee at Employee’s address as shown on WM’s records, or to such other address as Employee, by notice to the Company, may designate in writing from time to time.

16.	Electronic Delivery. WM may, in its sole discretion, deliver any documents related to the Awards under this Agreement, the Plan, and/or the WM 409A Plan, by electronic means or request Employee’s consent to participate in the administration of this Agreement, the Plan, and/or the WM 409A Plan by electronic means. Employee hereby consents to receive such documents by electronic delivery and agrees to participate in the Plan through an on-line or electronic system established and maintained by WM or another third party designated by WM.

17.	Clawback. Notwithstanding any provisions in the Plan or this Agreement to the contrary, any portion of the payments and benefits provided under this Agreement or the sale of any shares of Common Stock issued hereunder shall be subject to any clawback or other recovery policy adopted by the Committee from time to time, including, without limitation, any such policy adopted in accordance with the requirements of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 or any SEC rule.

18.	Binding Arbitration. Except as otherwise specifically provided herein, the Committee’s findings, calculations and determinations under this Agreement are made in the sole discretion of the Committee, and Employee expressly agrees that such determinations shall be final and not subject to dispute. In the event, however, that Employee has a right to dispute a matter hereunder (including, but not limited to the right to dispute set forth in paragraph 5 under “Important Award Details”), the Company and Employee agree that such dispute shall be settled exclusively by final and binding arbitration, as governed by the Federal Arbitration Act (9 U.S.C. 1 et seq.). The arbitration proceeding, including the rendering of an award, if any, shall be administered by JAMS pursuant to its Employment Arbitration Rules and Procedures, which may be found on the JAMS Website www.jamsadr.com. All expenses associated with the arbitration shall be borne by WM; provided however, that such arbitration expenses will not include attorney fees incurred by the respective parties. Judgment on any arbitration award may be entered in any court having jurisdiction.

19.	Counterparts. This Agreement may be executed in counterparts, which together shall constitute one and the same original.

Execution

IN WITNESS WHEREOF, the Company has caused this Agreement to be duly executed by one of its officers thereunto duly authorized and Employee has executed this Agreement, effective as of February 28, 2017.

WASTE MANAGEMENT, INC.

February 28, 2017 Date	Employee